Exhibit 12.1

July 14, 2021

Board of Directors

Fidelity Federal Bancorp

18 NW 4th Street

Evansville, Indiana 47708

Gentlemen:

We have acted as counsel to Fidelity Federal Bancorp, a Nevada corporation (the “Company”), in connection with the Offering Statement on Form 1-A (the “Offering Statement”) filed with the Securities and Exchange Commission (the “Commission”) on July 13, 2021, under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering and sale of up to 48,867 shares (the “Common Shares”) of common stock, no par value, of the Company to be issued in connection with  the Amended and Restated Agreement and Plan of Merger, dated to be effective as of July 8, 2021, by and between the Company, Affiliation Subsidiary, Inc., a Nevada corporation and wholly-owned subsidiary of the Company, and American Capital Bancorp, a Nevada corporation (the “Merger Agreement”). This opinion is being furnished to you pursuant to Item 17 of the Commission’s Form 1-A.

In connection with the foregoing and the preparation of the opinion set forth herein, we have made such investigations of law and fact as we, in our judgment, have deemed necessary or appropriate. In that regard, we have reviewed, examined, and relied upon the truth and accuracy of, among other things, copies, certified or otherwise identified to our satisfaction, of the following documents (including all exhibits and schedules attached thereto): (a) the Offering Statement; (b) the Merger Agreement; (c) the Articles of Incorporation and Bylaws of the Company, each as amended, restated, or supplemented through the date hereof; (d) certified resolutions of the Board of Directors of the Company relating to the Merger Agreement; and (e) such other instruments, documents, certificates, records, statutes, and regulations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. As to questions of fact relevant to our opinion, we have relied, without independent verification, upon statements, certificates, or representations of public officials and authorized officers, agents, and other representatives of the Company.

In such examination, we have assumed, with your permission and without independent verification or inquiry: (i) the legal capacity of all natural persons; (ii) the genuineness of all signatures on all documents we have reviewed; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to original documents of all documents submitted to us as copies; (v) the authenticity of the originals of such latter documents; and (vi) the truthfulness, accuracy, and completeness of the information, representations, and warranties contained or made in any instruments, documents, certificates, and records, and that such instruments, documents, certificates, and records are duly authorized, valid, and enforceable. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Upon the basis of such examination, and subject to the qualifications, assumptions, and limitations stated herein, we advise you that, in our opinion, when the Offering Statement has become qualified under the Act, and the Common Shares have been duly issued and delivered in accordance with the Merger Agreement, the Common Shares will be validly issued, fully paid, and non-assessable.

201 North Illinois Street ▪ Suite 1400 ▪ Indianapolis, IN 46204-4212 ▪ 317-464-4100 TEL ▪ 317-464-4101 FAX ▪ www.salawus.com
Chicago, IL Columbus, OH Crystal Lake, IL Indianapolis, IN Milwaukee, WI Rockford, IL St. Charles, IL St. Louis, MO

Board of Directors

Fidelity Federal Bancorp

July 14, 2021

This opinion letter is provided for use solely in connection with the filing of the Offering Statement with the Commission and may not be used, circulated, quoted, or otherwise relied upon for any other purpose without our prior express written consent. The foregoing opinion is limited to the federal securities laws of the United States and the corporate laws of the State of Nevada, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules, or regulations. The forgoing opinion is rendered as of the date hereof. We assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed or if any other facts or circumstances hereafter come to our attention.

We express no opinion as to compliance with the “blue sky” laws of any jurisdiction and the opinion set forth herein is qualified in that respect. We express no opinion as to the effects of (i) bankruptcy, insolvency, fraudulent transfer, and conveyance, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), including the possible unavailability of specific performance or injunctive relief and the exercise of discretionary powers by any court before which specific performance or injunctive relief or other equitable remedies may be sought, and (iii) an implied covenant of good faith, reasonableness, and/or fair dealing and standards of immateriality or commercial reasonableness.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to us under the heading “Legal Matters” in the Offering Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

SmithAmundsen LLC

201 North Illinois Street ▪ Suite 1400 ▪ Indianapolis, IN 46204-4212 ▪ 317-464-4100 TEL ▪ 317-464-4101 FAX ▪ www.salawus.com
Chicago, IL Columbus, OH Crystal Lake, IL Indianapolis, IN Milwaukee, WI Rockford, IL St. Charles, IL St. Louis, MO